Exhibit 99.1

PRESS RELEASE
Date: March 8, 2010	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Regains Full Compliance with NYSE AMEX, LLC

DALLAS, March 8, 2010 (GlobeNewswire) — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) today announced that on March 5, 2010, Cubic received notice from the NYSE Amex LLC (the “Exchange”) that Cubic has regained full compliance by executing the plan previously accepted by the Exchange.

Based upon a review of publicly available information including Cubic’s Form 10-Q for the period ended December 31, 2009, the Company has resolved the continued listing deficiency referenced in the NYSE Amex LLC’s letter dated June 26, 2009.

Cubic’s plan included the measures taken by the Company to acquire $30.9 million in Drilling Credits, for the accelerated development of its Haynesville Shale acreage in Northwest Louisiana from Tauren Exploration, Inc., which was accomplished last November.

In addition, the Plan included restructuring the Company’s debt. In December, the Company entered into a Second Amendment with Wells Fargo Energy Capital to its First Amended and Restated Credit Agreement. This Second Amendment increased Cubic’s revolving credit line from $20,000,000 to $40,000,000 and included a $5,000,000 term note that was previously in place. The Company’s borrowing base increased from $20,000,000 to $25,000,000. As previously disclosed, additional Warrants were issued to Wells Fargo Energy Capital.

Larry Badgley, Cubic’s CFO, states, “We welcome this news, which in conjunction with the aforementioned key financial milestones, is an important achievement by Cubic’s management. This news formally acknowledges management’s plan, and will permit the Company to accelerate the value of its Haynesville Shale acreage, evaluate strategic opportunities that may arise and continue to maximize shareholder value.”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana. Additional information can be found on Cubic’s website at: www.cubicenergyinc.com.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to meet NYSE Amex LLC standards, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee any level of production from its wells.